Exhibit 99.1
NEWS RELEASE
800 Cabin Hill Drive, Greensburg, PA 15601-1689

Media contact:	Investor contact:
David Neurohr	Max Kuniansky
Director, External Communications	Executive Director, Investor Relations
Phone: (724) 838-6020	and Corporate Communications
Media Hotline: (888) 233-3583	Phone: (724) 838-6895
E-mail: dneuroh@alleghenyenergy.com	E-mail: mkunian@alleghenyenergy.com
FOR IMMEDIATE RELEASE
Allegheny Energy Announces Leadership Changes
GREENSBURG, Pa., October 2, 2008 – Allegheny Energy, Inc. (NYSE: AYE) today announced that Philip L. Goulding is resigning as Senior Vice President and Chief Financial Officer effective October 13, when his current employment contract expires. Mr. Goulding will continue his employment with the company through November 7 to assist in transitional responsibilities.
“Phil Goulding has been a great contributor to Allegheny during his past five years with us. His commercial skills and analytical capabilities are exceptional,” said Paul J. Evanson, Chairman, President and Chief Executive Officer. “We thank him for his contributions and wish him well in his future endeavors.”
The company also announced that Kirk R. Oliver will become Senior Vice President and Chief Financial Officer, effective October 14. Mr. Oliver will have responsibility for Allegheny’s accounting, financial, information technology, supply chain and tax efforts.
Mr. Oliver was most recently a senior executive at Hunt Power in Dallas, Texas. Prior to that, he spent eight years at TXU Corp., starting as Treasurer and then serving as Executive Vice President and Chief Financial Officer. His experience also includes 11 years in investment banking with Lehman Brothers in its Global Power & Energy Group and six years with Motorola, Inc.
“Kirk Oliver’s financial, utility and energy industry experience make him very well-qualified to be Allegheny’s next Chief Financial Officer,” said Mr. Evanson. “His expertise and strong leadership skills will help us as we strengthen our financial position and pursue our growth strategy. I’m delighted to have him on our team.”
Mr. Oliver holds a Master of Business Administration from The University of Chicago Graduate School of Business and a Bachelor of Science in Electrical Engineering from the Lawrence Institute of Technology.

Allegheny Energy
Headquartered in Greensburg, Pa., Allegheny Energy is an investor-owned electric utility with total annual revenues of over $3 billion and more than 4,000 employees. The company owns and operates generating facilities and, under the name Allegheny Power, delivers low-cost, reliable electric service to 1.6 million customers in Pennsylvania, West Virginia, Maryland and Virginia. For more information, visit our Web site at www.alleghenyenergy.com.
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